Exhibit 99.1

Syndax Pharmaceuticals Appoints Dr. Nicholas Botwood as Head of Research and Development and Chief Medical Officer

- Dr. Nicholas Botwood comes to Syndax from BMS and brings 25 years of industry experience leading drug development, R&D strategy and global commercialization of novel oncology therapeutics -

NEW YORK, May 12, 2025 (GLOBE NEWSWIRE) -- Syndax Pharmaceuticals (Nasdaq: SNDX), a commercial-stage biopharmaceutical company advancing innovative cancer therapies, today announced the appointment of Dr. Nicholas Botwood BSc (Hons), MBBS, MFPM, FRCP, to the role of Head of Research and Development (R&D) and Chief Medical Officer. Dr. Botwood brings to Syndax over 25 years of industry experience, most recently serving as the Head of Worldwide Medical Oncology at Bristol Myers Squibb, where he oversaw all medical activities in its oncology portfolio, including new asset launches, data generation, medical education and commercial strategy. Dr. Botwood will drive Syndax's R&D strategy and development, succeeding Dr. Neil Gallagher, who is departing to pursue other opportunities.

“Nick is a prominent leader and R&D visionary who brings deep strategic and operational experience, and a proven track record of developing novel medicines into industry-leading franchises,” said Michael A. Metzger, Chief Executive Officer. “Nick’s unique mix of commercial, medical and clinical oncology development experience will enable us to accelerate the expansion of our two best-in-class franchises and fully unlock their multi-billion potential. We look forward to his many contributions.”

Prior to joining Syndax, Dr. Botwood served as Senior Vice President, Head of Worldwide Medical Oncology at Bristol Myers Squibb since 2022. From 2022 to 2020, he served as Senior Vice President, Head U.S. Medical where he was accountable for the medical strategy in the United States across commercial and development, including hematology and oncology. Prior to this role, Dr. Botwood held senior clinical development roles at Bristol Myers Squibb from 2015 to 2020, including Head of Oncology Clinical Development and Development Team Lead. Prior to Bristol Myers Squibb, he joined AstraZeneca from 2003 to 2015, where he took on the role of Vice President, Head of Oncology Clinical and Head of Global Clinical Operations. Dr. Botwood holds a Bachelor of Medicine, Bachelor of Surgery (MBBS) from Imperial College London and a Bachelor of Science (BSc) from University College London. He is a member of the Faculty of Pharmaceutical Medicine and an elected Fellow of the Royal College of Physicians UK.

“Syndax is a proven innovator at the forefront of oncology with medicines that address some of the toughest challenges in treating cancer,” said Dr. Botwood. “The Company has an impressive track record of developing and commercializing first- and best-in-class medicines and driving execution across its portfolio, with a robust development strategy underway for expansion and to further differentiate its drugs. I look forward to working alongside the talented team at Syndax to support its commitment to innovation and shape the future of cancer treatment.”

Mr. Metzger added, "We thank Neil for his exceptional contributions during his time at Syndax, which include multiple positive data readouts and two product approvals, along with the recent submission of the Revuforj supplemental New Drug Application for relapsed or refractory mNPM1 acute myeloid leukemia. Neil built a strong R&D organization that will continue to deliver on our ambitious plans for the future, and accordingly, we are in an excellent position to transition R&D leadership to Nick, who will spearhead this next chapter of growth for Syndax."

About Syndax

Syndax Pharmaceuticals is a commercial-stage biopharmaceutical company advancing innovative cancer therapies. Highlights of the Company's pipeline include Revuforj® (revumenib), an FDA-approved menin inhibitor, and Niktimvo™ (axatilimab-csfr), an FDA-approved monoclonal antibody that blocks the colony stimulating factor 1 (CSF-1) receptor. Fueled by our commitment to reimagining cancer care, Syndax is working to unlock the full potential of its pipeline and is conducting several clinical trials across the continuum of treatment. For more information, please visit www.syndax.com or follow the Company on X and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "could," "estimate," "expects," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" or the negative or plural of those terms, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Syndax's expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, clinical development and scope of clinical trials, the reporting of clinical data for Syndax's product candidates, the acceptance of Syndax and its partners' products in the marketplace, sales, marketing, manufacturing and distribution requirements, and the potential use of its product candidates to treat various cancer indications and fibrotic diseases. Many factors may cause differences between current expectations and actual results, including: unexpected safety or efficacy data observed during preclinical or clinical trials; clinical trial site activation or enrollment rates that are lower than expected; changes to Revuforj's or Niktimvo’s commercial availability; changes in expected or existing competition; changes in the regulatory environment; failure of Syndax's collaborators to support or advance collaborations or product candidates; and unexpected litigation or other disputes. Other factors that may cause Syndax's actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Syndax's filings with the U.S. Securities and Exchange Commission, including the "Risk Factors" sections contained therein. Except as required by law, Syndax assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Syndax Contacts

Sharon Klahre
Syndax Pharmaceuticals, Inc.
sklahre@syndax.com
Tel 781.684.9827

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